ADDENDUM J

Resource Credit Income Fund

Code of Ethics

Summary

●     The Code of Ethics applies to yourself and your Connected Persons (i.e. close family and anyone that you make joint investment decisions with).

●     You must always request pre-approval to trade (buy or sell) Restricted Securities.

●     Your Compliance Alpha account must always be updated with your (i) Covered Accounts and (ii) Holdings in Restricted Securities

●     New Joiners must enter all of their Covered Accounts and holdings of Restricted Securities in the Compliance Alpha system within 10 days of employee start date.

●    Restricted Securities are generally: (i) any security with a company as the underlying investment and (ii) investment funds which could act as a buyer/seller to the Funds.

●     Well diversified investments (e.g. mutual funds and ETFs) are generally not restricted, but they should never be used to circumvent the rules.

●     The buying and selling of securities in the portfolio companies will be permitted where: (i) it is permissible by relevant market abuse laws (see MNPI Procedures), (ii) any investment is consistent with the constitutional documents and any relevant side-letters of the fund(s) and (ii) there is no material conflict of interest with the fund(s) (see the IA’s Conflicts of Interest Policy). Staff should be aware that if they do invest they may be restricted from selling and that the firm will have complete priority on entry and exit timings. Any staff member(s) wishing to trade should be aware of the criminal and civil risks that they undertake by such trading.

●     Any approved trades that you execute, must be followed by a trade confirmation provided by your broker.

●     Short sales (including covered) are prohibited

●     All Restricted Securities must be held for a minimum period of 3 months

●     Breaches of this policy could result in loss of trading rights, or ultimately dismissal.

Background

BCP has established this Code of Ethics to ensure that personal dealings by its staff:10

(i)	do not conflict with BCP’s legal and regulatory duties to its clients and investors; and
(ii)	comply with all relevant legal and regulatory requirements, including any applicable securities laws.

It is generally improper for BCP or its staff to: (i) use for their own benefit (or the benefit of anyone other than a client of BCP) information about BCP’s trading or investment recommendations for a BCP client, or (ii) take advantage of investment opportunities that would otherwise be available to a BCP client.

This Policy is relevant to all staff of the BCP Group and adherence is a condition of employment within the Group. The Policy is set out below and explains the circumstances in which staff are permitted to deal in securities and investments. In particular, staff and their Connected Persons are not permitted to deal in Restricted Securities unless they have obtained prior approval for the proposed transaction from the IA Compliance Team. Furthermore, staff will not normally be permitted to deal in any securities issued by (or whose value is linked to the value of any security issued by) a company on the ‘Stop List’, without prior approval

Definitions

Automatic Broker Feed – an electronic connection between your broker and Compliance Alpha which automatically feeds transactions and holdings information to the IA Compliance Team for your Covered Accounts. Staff that have automatic broker feeds do not generally need to do transaction or annual holding reporting but any Covered Accounts with automatic broker feeds must always be registered in the Compliance Alpha system.

Connected Persons - Your Connected Persons are any person, with whom you are connected through (i) a domestic or other relationship, (ii) where you influence that person’s judgement, (iii) where you provide advice in respect of investments or (iv) where you contribute to their support. This definition generally includes immediate family (i.e. wife/husband/partner, and minor children and relatives living with you or for whose support you are wholly responsible), those living under the same roof, family trusts, family offices and family companies.

[10]	Includes all directors, officers, employees or other staff members of BC Partners, but excludes temporary or contract staff engaged by BCP for a period of less than 3 months.

Covered Account - The personal account dealing rules and personal account reporting rules below apply to all personal accounts in which you or your Connected Persons have direct or indirect control or beneficial ownership (a Covered Account) and include:

●	accounts in the name of or registered to you
●	accounts registered to your “Connected Persons”
●	accounts in which you or a Connected Person is a beneficiary or you or they have a beneficial interest
●	accounts in which you or a Connected person directly or indirectly controls (such as trustee or custodial accounts) participates in, or has the right to control or participate in, investment decisions; and
●	accounts that invest in mutual funds and retirement accounts (e.g., Individual Retirement Accounts (or IRAs), 401(k) plan accounts, 529 plan accounts)
●	Managed Accounts

In summary, your Covered Accounts are all trading accounts that are capable of trading Restricted Securities, where you (or your Connected Persons) exercise discretion over the selection of investments. You do not need pre-approval from IA Compliance to open a Covered Account, but they must always be reported to IA Compliance. It is irrelevant if the Covered Account holds Restricted Securities only that it is capable of holding them.

Managed Account - Blind trusts (where there is no visibility over the selection of investments and no control over them), discretionary accounts (where a broker/wealth manager acts with complete discretion and you and your Connected Persons do not communicate with the broker/wealth manager in advance of trades) or other accounts over which you do not have any influence or control are not Covered Accounts and you do not need to seek pre- clearance for trading in Restricted Securities in them. You must have the declaration at Appendix 2 signed and you are responsible for providing a copy of the declaration and notifying any changes to the declaration for each Managed Account to IA Compliance.

Manual Broker Feed Account – a Covered Account that does not have an Automatic Broker Feed. Staff with a Manual Broker Feed Account will need to manually update the Compliance Alpha system with their transactions and holdings. You will also need to provide transaction confirmations for each trade in a Restricted Security.

Restricted Securities - The following investments are “Restricted Securities” for the purposes of this Policy and always require pre-approval from IA Compliance:

●	shares (both in companies traded on regulated exchanges and private companies)
●	Initial Public Offerings

●	Private Placements including transactions in limited offerings or in non-publicly traded securities
●	corporate bonds
●	convertible bonds
●	all other types of corporate debt instruments
●	warrants
●	certificates representing securities (such as ADRs)
●	derivatives (with a company as the underlying) (both exchange traded and OTC)
●	other (non-BCP) alternative investment funds that could act as buyers and sellers to the Funds or could otherwise pose a conflict of interest
●	“self-select” products such as ISAs, insurance and pension products where the “self-select” investment is itself a Restricted Security

Unrestricted Securities - The following investments are “Unrestricted Securities” for the purposes of this Policy and do not require pre-approval from IA Compliance, unless one of the General Restrictions (see below) applies:

●	bank accounts
●	well diversified publicly offered funds (e.g. unit trusts, investment trusts, Open Ended Investment Companies (OEICS) and index-linked products, Exchange Traded Funds (ETFs) in the UK)
●	retail foreign exchange transactions
●	direct obligations of the Government of the United States or other sovereign debt (e.g. US Treasuries & UK gilts)
●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short- term debt instruments, including repurchase agreements
●	Shares issued by money market funds
●	Transactions and holdings in shares of other types of mutual funds
●	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds
●	Interests in 529 college savings plans
●	index-linked products
●	derivative contracts where the underlying investment is unrelated to a company (e.g. commodity derivatives)
●	shares acquired as part of a regular savings plan operated by the scheme manager or his agent, where no discretion is exercised by the employee
●	transactions that form part of an ISA, pension or insurance product, unless the products are “self- select” and the investments that make up the product are themselves Restricted Investments
●	investments bought or sold pursuant to an automatic investment plan (such as a dividend re- investment plan (DRIP)), where pre-approval has been sought at the time the plan is entered into

General Restrictions

You must never deal in Restricted Securities if you know, or ought to know that:

●	to do so would or may conflict with the interests of investors. The Funds always take priority over our own personal account dealing. However, staff may be allowed to invest in the securities in the portfolio companies (debt and equity) where: (i) it is permissible under relevant market abuse laws, (ii) any investment is consistent with the constitutional documents and any relevant side-letters of the fund(s) and (ii) there is no conflict of interest with the fund(s) (see the IA’s Conflicts of Interest Policy). Staff should be aware that if they do invest they may be restricted from selling and that the firm will have complete priority on entry and exit timings. Staff will also have to comply with the requirements of the conflict of interest policy, which include never voting against the interests of the funds.[11]

[11]	Staff should be aware that due to the complexity of insider dealing laws in each jurisdiction and the changing enforcement priorities of particular regulatory authorities, the responsibility for trading will be on the person(s) trading. The Compliance Team will follow the basic procedures set forth in the MNPI Procedures to determine if we have inside information, which rely heavily on the director representatives and the portfolio co. management. The Regulators will have the benefit of hindsight and may well take a different view to that of the Compliance team, using its best efforts judgement with the resources available on the day. If the Compliance Team determines that a particular staff member does not fully understand the criminal and civil risks that they are undertaking, then they will not be allowed to trade.

●	it would have a direct adverse effect on the particular interests of any Fund or investor.
●	you know, or suspect, that the trade will be contrary to any laws or regulations applicable to you and/ or BCP.
●	you are in possession of material non-public or price sensitive information obtained whilst performing your duties at BCP.
●	The transaction is in advance of a potential transaction by our clients. This includes personal account dealing in early stage opportunities that are within the investment strategy of our clients.

Code of Ethics Requirements

New Joiners

All new staff to BCP must do the following within 10 calendar days of their start date at BC Partners:

●	enter all of your Covered Accounts (for yourself and your Connected Persons) into the Compliance Alpha system,
●	ensure that all of your (and your Connected Persons) Holdings in Restricted Securities are entered into the Compliance Alpha system. Staff with an Automatic Broker Feed will just need to ensure that this is updated accurately through the feed. Staff with a Manual Broker Feed Account will need to enter them into the system manually.
●	provide holdings statements from each of your and your Connected Persons, Covered Accounts if you have a Manual Broker Feed Account[12],
●	notify IA Compliance of any Managed Accounts for yourself and your Connected Persons, and
●	submit an initial Compliance certification into the Compliance Alpha system.

Failure to complete them in the first 10 calendar days will be logged as a breach. The responsibility is on the individual to ensure that they make the certifications. New joiners are permitted to divest your entire holdings in Restricted Securities in the first 10 calendar days of joining BC Partners, but you will not be able to check your holdings against the Stop-list. You do not need to seek pre-clearance for these sales. If you choose not to divest your holdings then you may be declined permission to sell one or more of your Restricted Securities during your time at BC Partners.

[12]	The broker statements must be dated no more than 45 days prior to the individual joining.

All staff

Pre-Approval

All staff must pre-clear transactions (buy and sell) in Restricted Securities for yourself and your Connected Persons in the Compliance Alpha system. You can never trade if you are aware (or should be aware) that one or more of the General Restrictions applies, even if you are granted approval by the IA Compliance Team. If approval is granted by IA Compliance, the trade must be placed within 5 working days (if you wish to trade), otherwise you will need to seek re-approval in Compliance Alpha. All staff who trade, run the risk that they may be declined permission to sell the Restricted Security during their time at BC Partners. All trades must also be held for a minimum period of 3 months, permission to sell a Restricted Security during this lock-out period will be denied by the IA Compliance Team.

Transaction Reporting

If you do trade in a Restricted Security, then you will need to report the transaction in Compliance Alpha you can do this either:

1.	through an Automatic Broker Feed, in which case you do not need to take any further action, or
2.	for staff with Manual Broker Feed Accounts, by manually updating the Compliance Alpha system with a transaction and then ensuring that your holdings are accurate. You will then need to provide a trade confirmation directly from your broker for each transaction in Restricted Securities when you make your Quarterly declaration.

Declarations

●	Quarterly Declaration – Each quarter (Q1/ 1st April, Q2/ 1st July, Q3/ 1st October, Q4/ 1st January) the Compliance Alpha system will ask you to declare that you have provided trade confirmations for all transactions in Restricted Securities for that period and that your list of holdings in Compliance Alpha is accurate and up-to-date. Staff that do not have any Restricted Securities or Covered Accounts must still declare each quarter that this remains the case. Staff with Manual Broker Feed Accounts will also need to upload trading confirmations directly from their broker for any transactions in Restricted Securities during the quarter.

●	Annual Holdings Report – No later than February 14 of each year, the Compliance Alpha system will ask you to file an Annual Holdings Report. The Annual Holdings Report requires you to list all Restricted Securities in which you (or your Connected Persons) had Beneficial Ownership as of December 31 of the prior year. It also requires you to list all brokers, dealers and banks with which any BCP staff (or his/her Connected Persons) maintained an account in which any securities were held for the direct or indirect benefit of any BCP staff (or his/her Connected Persons) on December 31 of the prior year. The Annual Holdings Report also requires you to confirm that you have read and understand the Code of Ethics and have complied with its requirements, and that you understand that it applies to any BCP staff (or his/her Connected Persons). Manual Broker Feed Staff will need to upload the holdings statements from their brokers directly into the Compliance Alpha system.

Rights issues, takeovers etc

Please note that the restrictions in this notice extend to making any formal or informal offer to buy or sell, taking up rights on a rights issue, exercising conversion or subscription rights, and exercising an option in a Restricted Security.

The restrictions also extend to buying or selling an investment under any offer including a takeover or tender offer, which is made to the public or all (or substantially all) the holders of the investment concerned.

Trustees, personal representatives and agents

The restrictions also extend to dealings by you either:

(a)	as a trustee of a trust, or as a personal representative of an estate, in which you or an associate of yours has a beneficial interest; or
(b)	for the account of any other person.

Note that where you are a trustee and you are prohibited from dealing, that prohibition does not extend to other trustees.

Counselling and Procuring

If you are precluded by the above provisions from yourself entering into any transaction, you must not:

(i)	advise or cause or otherwise procure any other person to enter into such a transaction; or
(ii)	communicate any information or opinion to any other person, if you know, or ought to know, that the other person will as a result enter into such a transaction or counsel or procure someone else to do so.

Monitoring

Dealing will be subject to monitoring by IA Compliance to check compliance with these rules. Details of personal trades may be given to senior management and made available to regulatory and investigative authorities.

Any failures to comply with these rules will be recorded as a breach, and types of breaches include:

●	dealing after the 5 business day permission has expired

●	making inaccurate declarations

●	trading without permission

●	failure to report Covered Accounts or holdings in Restricted Securities

Consequences of Failure to Comply with these Rules

ExCo are committed to ensuring that the rules on personal account trading are followed and that action is taken against anyone that breaches the rules. Complying with the Code of Ethics and in particular the personal account dealing rules is a contractual term in your terms of employment and failure to comply could result in disciplinary action and eventual dismissal.

If you breach the personal account dealing rules you will be contacted by IA Compliance to remind you of your obligations and the potential consequences of further breaches. The breach, which you will be required to acknowledge, will also be recorded. If there are further deliberate or material breaches, ExCo may suspend your trading privileges for up to 6 months or prohibit you from trading whilst you are at BCP.

Version History

Version	Last Updated	Updated by	Description of changes
1.1	08/11/16	Compliance	New version approved at EC
2.0	27/06/17	Compliance	Updated for SEC
3.0	31/10/18	Compliance	Updated format and short sale ban
3.1	22/10/19	Compliance	BCP staff dealing in an IPO
3.2	26/03/20	Compliance	BCP staff dealing in PE portfolio companies
3.3	21/04/20	Compliance	ComplySci to Alpha

Appendix 1 - Code of Ethics FAQs

These FAQ’s have been prepared to provide useful guidance to staff on some of the Code of Ethics requirements. If there is a conflict between these FAQs and the Code of Ethics, then the Code of Ethics will take priority.

Process

1.	How do I request approval to trade Restricted Securities?

You must request approval through Compliance Alpha

2.	Are there any minimum holding periods?

Yes, all staff must hold Restricted Securities for a minimum hold period of 3 months from the date of acquisition and approval will be denied for any requests that are shorter than this.

3.	When does my permission to trade expire?

Five (5) business days after it has been granted (the “trading window”). After this time you must request approval again if you still wish to trade.

4.	Do I need to seek approval if I enter into a limit order and the trade executes outside of the 5 business day trading window granted by IA Compliance?

No. The order must be placed within the trading window (and you should let us know at the time the trade is placed that it is a limit order and the expiry date of the order) BUT the approval does not lapse if the transaction is not executed within the trading window.

Pre-approval

5.	Do I need to seek pre-clearance if I trade publicly offered mutual funds and ETF’s?

No, you do not need to seek pre-clearance to trade publicly offered mutual funds and ETF’s (e.g. iShares) so long as they are well diversified and there are no conflicts of interest. You must never trade funds to circumvent the Code of Ethics.

6.	Do I need to seek pre-clearance to trade in hedge funds or other privately offered funds?
Yes if they could pose a conflict of interest with the funds that we advise. You must request pre- approval in Compliance Alpha and make sure that they are recorded in “Private Holdings” in Compliance Alpha. You must request pre-approval to acquire and dispose of these holdings.

7.	Do I need to seek permission to trade in commodity derivatives?

No. The underlying must be a company in order for it to be restricted.

8.	Do I need to seek permission to trade in index derivatives?

No. The underlying must be a company in order for it to be restricted.

9.	Do I need to seek pre-approval if I take up shares as part of a scrip dividend?
Approval is not required if you decide to take shares as part of a scrip dividend, so long as there are no conflicts of interest. If you decide to sell your scrip shares you will need to seek pre- approval.

10.	Do I need to seek pre-approval if I take up shares as part of a dividend re- investment program (e.g. a DRIP (company sponsored plan) or synthetic DRIP (broker instruction plan))?

Approval is required at the time that you enter into a dividend re-investment program. You must e- mail IA Compliance with the name of the stock, the duration of the plan and whether it is a company sponsored or broker instructions plan. Once you have permission you do not need to then seek permission each time that you acquire shares, but if you amend or cancel the plan then you must notify IA Compliance.

11.	I am transferring some of my shares as a gift. What internal procedure do I need to follow to do this?

You should request pre-clearance request as though you were selling the shares. If approved then you can proceed with the transfer. Once the transfer has taken place please send IA Compliance a copy of the transfer documentation to keep on file.

Managed Accounts

12.	Do I need to notify IA Compliance that I have a Managed Account?

Yes, all Managed Accounts must be notified to IA Compliance within 10 days of joining BCP or otherwise as soon as possible after they are set-up. IA Compliance will then ask your Manager to complete a certification and return it to the IA Compliance Team. Once the Managed Account has been approved you will need to record it under the “Managed Accounts” section of Compliance Alpha.

13.	Do I need to seek pre-clearance from IA Compliance for transactions in a Managed Account??

No, transactions effected in, and the holdings of, any account over which you have no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party) are exempt.

If your questions are not fully answered on here please notify IA Compliance so that they can be added

Appendix 2 – Managed Account Certification

Certification of No Influence or Control Over Account

Dear BC Partners Compliance Team,

…………………(the “Manager”) hereby certifies that (i) the account(s) set forth below is/are managed for the benefit of………………… (the “Investor”), or for the benefit of one or more members of the family of the Investor, on a discretionary basis by the Manager, (ii) The Manager is not a member of the Investor’s family, and (iii) neither the Investor nor any member of the Investor’s family has any direct or indirect influence or control over any particular transaction made or to be made in the account, other than with respect to broad asset allocation instructions. The Manager further certifies that securities transactions for the account(s) are made without informing the Investor or any member of the Investor’s family of any details regarding such investment decisions until after the transactions have been effected.

Account No.	Account Beneficiary	Account Type

The Manager certifies that:

●	All decisions regarding purchases and sales of securities are made on a discretionary basis for the account(s) listed above.
●	The employee named above (and members of his or her Family/Household) do not have the ability to make any specific purchases or sales of securities for the account(s) listed above.
●	The employee named above (and members of his or her Family/Household) did not instruct the Manager as to the allocation of securities in the account.

Name:

Signature:

Date: